PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED JANUARY 8, 2002)                 Registration No. 333-72282

[LUCENT TECHNOLOGIES LOGO]

                            LUCENT TECHNOLOGIES INC.

                      1,885,000 SHARES OF 8.00% REDEEMABLE
                          CONVERTIBLE PREFERRED STOCK

  $1,885,000,000 PRINCIPAL AGGREGATE AMOUNT OF 8.00% CONVERTIBLE SUBORDINATED
            DEBENTURES ISSUABLE IN EXCHANGE FOR THE PREFERRED STOCK

  252,005,273 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE CONVERSION PRIVILEGE ATTACHED TO THE PREFERRED STOCK OR CONVERTIBLE SUBORDINATED DEBENTURES

  46,328,725 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH THE PAYMENT OF
                        DIVIDENDS ON THE PREFERRED STOCK

     This prospectus supplement relates to resales of preferred stock and to sales of convertible subordinated debentures that may be issued in exchange for preferred stock and to common stock that may be issued upon conversion of preferred stock or convertible subordinated debentures, by the securityholders named under the caption "Selling Securityholders" in this prospectus supplement and the accompanying prospectus, all as described under the caption "Plan of Distribution" in the accompanying prospectus. This prospectus supplement should be read in conjunction with the accompanying prospectus dated January 8, 2002, and the prospectus supplements dated March 29, 2002 and February 7, 2002, which are to be delivered with this prospectus supplement.

     The table appearing under "Selling Securityholders" in the accompanying prospectus is hereby amended by the addition of, or the listing of additional shares for, the following selling securityholders:

                                                        PRINCIPAL AMOUNT                  SHARES OF
                                            SHARES OF    OF CONVERTIBLE    SHARES OF     COMMON STOCK
                                            PREFERRED     SUBORDINATED       COMMON     OWNED PRIOR TO
SELLING SECURITYHOLDER(1)                   STOCK(2)    DEBENTURES(2)(3)    STOCK(4)    THIS OFFERING
-------------------------                   ---------   ----------------   ----------   --------------
Banca del Gotardo.........................        34           34,000           4,546           nil
BlackRock High Yield Bond Fund............     1,000        1,000,000         133,690           nil
Credit Suisse First Boston
  Corporation(5)..........................       670          670,000          89,573           nil
Deutsche Bank Securities Inc.(5)..........   121,500      121,500,000      16,243,311           nil
Equitec Group, LLC........................       500          500,000          66,845           nil
Goldman Sachs and Company(5)..............       250          250,000          33,423           nil
International Bank of Reconstruction &
  Development Retired Employees Benefit
  Trust...................................     2,000        2,000,000         267,380           nil
JP Morgan Securities Inc.(5)..............       500          500,000          66,845       342,936
KBC Convertible Opportunities LTD.........     2,031        2,031,000         271,524           nil
Magnetite Assets Investors III LLC........     3,000        3,000,000         401,070           nil

                                                        PRINCIPAL AMOUNT                  SHARES OF
                                            SHARES OF    OF CONVERTIBLE    SHARES OF     COMMON STOCK
                                            PREFERRED     SUBORDINATED       COMMON     OWNED PRIOR TO
SELLING SECURITYHOLDER(1)                   STOCK(2)    DEBENTURES(2)(3)    STOCK(4)    THIS OFFERING
-------------------------                   ---------   ----------------   ----------   --------------
Morgan Stanley(5).........................     7,500        7,500,000       1,002,674           nil
Morgan Stanley Capital Services...........    35,000       35,000,000       4,679,143           nil

---------------

(1) Information about other selling securityholders may be provided in prospectus supplements or post-effective amendments.

(2) In each case, none of these securities were held prior to this offering.

(3) Based on the principal amount of convertible subordinated debentures originally issuable in exchange for the preferred stock, calculated by reference to the initial liquidation preference of the preferred stock of $1,000.00 per share. The principal amount is subject to increase as a result of increases in the liquidation preference of the preferred stock to reflect the accretion of unpaid dividends. See "Description of Preferred
    Stock -- Exchange Right" in the accompanying prospectus.

(4) Based on the shares of common stock originally issuable upon exercise of the conversion privilege attached to the preferred stock or the convertible subordinated debentures with fractions rounded up to the nearest whole share. The number of shares of common stock so issuable is subject to increase as a result of antidilution adjustments and, in the case of conversion of the preferred stock, increases in the liquidation preference of the preferred stock to reflect the accretion of unpaid dividends. No fractional shares of common stock will be issued upon conversion of the preferred stock. Instead of issuing fractional shares, we will deliver scrip that will entitle the holder to receive a full share upon surrender of such scrip aggregating a full share. See "Description of Preferred
    Stock -- Conversion Rights" and Description of the Convertible Subordinated Debentures -- Conversion," in the accompanying prospectus.

(5) The number of securities listed in this prospectus supplement against the name of this selling securityholder is in addition to the number of securities listed against the name of this selling securityholder in the accompanying prospectus.

     Unless otherwise disclosed in the footnotes to the table above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any or our predecessors or affiliates.

     Our common stock trades on The New York Stock Exchange under the symbol "LU". On May 28, 2002, the closing sale price of our common stock was $4.85 per share.

     INVESTING IN OUR PREFERRED STOCK, CONVERTIBLE SUBORDINATED DEBENTURES OR OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is May 29, 2002